Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85978 and 333-106837) of Fox Entertainment Group, Inc. of our report dated August 11, 2004, with respect to the consolidated financial statements of Fox Entertainment Group, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Los Angeles, California September 10, 2004